                                 PROMISSORY NOTE


$16,500,000                                               January 17, 1996


         FOR VALUE RECEIVED, the undersigned, Raschel Fashion Interknitting, Ltd., a New York corporation ("Maker"), hereby promises to pay to the order of Guilford Mills, Inc., a Delaware corporation ("Payee"), at its offices located at 4925 West Market Street, Greensboro, North Carolina 27407, or at such other place as Payee or any holder hereof may from time to time designate to Maker in writing, the principal sum of Sixteen Million Five Hundred Thousand Dollars ($16,500,000) on January 17, 2001, and to pay interest on the unpaid principal amount of this Note from the date hereof through the date such principal amount shall be repaid in full, in lawful money of the United States, in accordance with the terms hereinafter set forth.

         This Note shall bear interest (computed on the basis of the actual number of days elapsed in a year of 365 days) at a fluctuating interest rate per annum equal to the rate of interest announced publicly by Citibank, N.A. (or any successor thereof) in New York, New York from time to time as Citibank, N.A.'s base rate (the "Prime Rate"); provided that if Maker shall default in the punctual payment of any sum payable hereunder (whether of principal or interest or fees, expenses or costs of collection as hereafter provided), interest shall accrue and be payable on demand of Payee on the amount of such unpaid sum until paid in full at the rate of 2% above the Prime Rate or, if less, the maximum rate permissible under applicable law. Interest on the unpaid principal amount of this Note shall be paid quarterly in arrears on the last business day of March, June, September and December of each year until the principal amount of the Note is paid in full.

         Maker may, at any time or from time to time, prepay the principal amount of this Note, in whole or in part, without premium or penalty, but with accrued interest to the date of payment on the portion of the principal amount so prepaid. Maker hereby waives diligence, demand, presentment, protest and notice, and assents to extensions of time of payment, release or substitution of security, or forbearance or other indulgence, without notice.

         If Maker shall default in the punctual payment of any sum payable hereunder, whether or not notice of such default is given, at the option of Payee or any holder hereof, the full principal amount of this Note and all accrued interest thereon shall immediately become due and payable and Payee or any holder hereof may exercise any and all of its rights and remedies at law or in equity or otherwise, all such rights and remedies being cumulative, nonexclusive and enforceable alternatively, successively and concurrently. Maker acknowledges and agrees that its obligation to pay principal and interest hereunder shall not be subject to any counterclaims, offsets or defenses against Payee or any holder this Note that are presently existing or which may arise in the future.

         If, after the due date for the repayment of the principal and interest hereunder, this Note is referred to an attorney for collection, Maker shall be liable for and shall pay to the holder upon demand all attorneys' fees and expenses and other expenses and costs of collection.

         This Note shall be governed by and construed in accordance with the laws of the State of Delaware and shall be binding upon the successors and assigns of Maker and shall inure to the benefit of Payee, its successors, endorsees and assigns.

         No failure on the part of Payee to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by Payee of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies provided herein are cumulative and not exclusive and are in addition to all other that may be provided by applicable law and other agreements and documents.

         Upon receipt of evidence reasonably satisfactory to Maker of the loss, theft, destruction or mutilation of this Note, and upon receipt of an indemnity bond reasonably satisfactory to Maker, Maker will, at the expense of Payee, execute and deliver, in lieu thereof, a new Note of like tenor.

         This Note may not be changed, modified or terminated orally, but only by an agreement in writing signed by Payee. No extension of the date on which payment is due shall be effective unless signed by Payee.

         The terms and provisions of this Note are severable, and if any term or provision shall be determined to be superseded, illegal, invalid or otherwise unenforceable in whole or in part pursuant to applicable law by a governmental authority having jurisdiction, such determination shall not in any manner impair or otherwise affect the validity, legality or enforceability of that term or provision in any other jurisdiction or any of the remaining terms and provisions of this Note in any jurisdiction.

         IN WITNESS WHEREOF, Maker has caused this Note to be executed and delivered to Payee by a duly authorized officer on the date and year first above written.

                                            RASCHEL FASHION INTERKNITTING, LTD.

                                            By:   /s/Bruno Hofmann
                                            Name:  Bruno Hofmann
                                            Title:    President




State of New York )
                           )        ss.:
County of New York         )

         On the date hereinafter set forth, before me, the undersigned authority, came Bruno Hofmann the President of Raschel Fashion Interknitting, Ltd., who signed the foregoing Promissory Note on behalf of such corporation and who acknowledged to me that he signed the same in such capacity.

Dated:  January 17, 1996

                                                     /s/ Marcia R. Valentine
Notary Public